Exhibit 8(b)(viii)(1)



Dear Financial Services Firm ("you" or Intermediary"),

         As principal underwriter of the DWS Funds, we (or a predecessor firm) or our affiliate have entered into a selling group or other agreement or agreements (the "Agreement") with you to permit you, as applicable, to sell, service, or facilitate trading in shares of the DWS Funds (collectively, the "Shares").

         This amendment to the Agreement is entered into as of the dated indicated in the signature block below, with an effective date of October 16, 2007, or such earlier date as of which you begin providing the Shareholder information described below, and includes the following provisions:

     1. Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII") and the Contact owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

     2. Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

     3. Form and Timing of Response. a. Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in paragraph 1 above. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in paragraph 1 is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in paragraph 1 for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii). b. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. c. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

     4. Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Amendment for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

     5. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund, except that this provision shall not require the Intermediary to breach any terms of its existing Contracts with Contract Owners or violate any state insurance law or regulation. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

     6. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

      7. Timing of Response. Intermediary agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Intermediary.

8. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.
        a. Restrictions Prohibited by Contract: To the extent there is a legal or contractual impediment to restricting or prohibiting trading by the Contract Owner, Intermediary agrees to take the following steps and the Fund or its designee has to restrict or prohibit trading by a Contract Owner:
                i. Review the terms of the Contract and Contract prospectus as well as applicable law to determine the extent of the legal rights of the Contract Owner to trade into and out of Accounts that purchase shares of Fund portfolios.
                ii. If upon review there does not exist any legal or contractual impediment to restricting or prohibiting trading by the Contract Owner then Intermediary will comply with the request.

If upon review there does not exist any legal or contractual impediment to restricting or prohibiting trading by the Contract Owner then Intermediary will review the availability of any alternatives that may be implemented to ensure that policies of the Funds established for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds are not violated. Such alternatives may include requiring that trades be submitted by the Contract Owner in writing by mail; imposition of fees for transfers between subaccounts as may be permitted under the terms of the Contract and/or Contract prospectus; limitations on the total number of trades in a calendar year as permitted under the terms of the Contract and/or Contract prospectus. Working in conjunction with the Fund or its designee Company will implement mutually agreed to measures to achieve the goal of preventing dilution of the value of the Fund's outstanding Shares.

9. Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. To the extent the terms of this Amendment conflict with the terms of a Fund Participation Agreement, the terms of this Amendment shall control.

10. Termination. This Amendment will terminate upon the termination of the Fund Participation Agreement.

11. Definitions. As used in this Amendment, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

     The term "intermediary" shall mean (i) any broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name;
     (ii) in the case of a participant-directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan's participant records; and
     (iii) an insurance company separate account.

     The term "Fund" shall mean an open-ended management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes (i) an investment adviser to or administrator for the Fund; (ii) the principal underwriter or distributor for the Fund; or (iii) the transfer agent for the Fund. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

     The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

     The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

     The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

     The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract: (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

     The term "written" includes electronic writings and facsimile transmissions.

     The term "purchase" does not include the automatic reinvestment of dividends.

     The term "promptly" as used in paragraph 3(a) shall mean as soon as practicable but in no event later than ten business days from the Intermediary's receipt of the request of information from the Fund or its designee.


DWS SCUDDER DISTRIBUTORS, INC.

By: /s/ Philipp Hensler
Name: Philipp Hensler
Title:    Chief Executive Officer


FIRM:    The Lincoln National Life Insurance Company

By: /s/ Kelly D. Clevenger
Name: Kelly D. Clevenger
Title:    Vice President

Date: 4/3/07
FIRM:    Lincoln Life & Annuity Company of New York

By: /s/ Kelly D. Clevenger
Name: Kelly D. Clevenger
Title:    Second Vice President

Date: 4/3/07


FIRM:  Jefferson Pilot Financial Insurance Company
And Jefferson Pilot LifeAmerica Insurance Company

By: /s/ John A. Weston
Name: John A. Weston
Title:   Vice President

Date:  4/2/07



* As defined in SEC Rule 22c-2(b), the term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.